Exhibit 9

                     Written Opinion of Edwin L. Kerr, Esq.

                                 May 11, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Re:      PHL Variable Accumulation Account
         PHL Variable Insurance Company
         Pre-Effective Amendment No. 1 to Form N-4/A
         File Nos. 333-95611 and 811-8914

Dear Sirs:

         As Counsel to the depositor, I have participated in the development of and am familiar with the variable annuity, Phoenix Premium Edge
("Contracts"), which is the subject of the above-captioned Registration Statement on Form N-4.

         In connection with this opinion, I have reviewed the Contracts, the Registration Statement, the Charter and By-Laws of the company, relevant proceedings of the Board of Directors, and the provisions of New York insurance law relevant to the issuance of the Contracts.

         Based upon this review, I am of the opinion that the Contracts, when issued, will be validly issued, and will constitute a legal and binding obligation of PHL Variable Insurance Company.

         I further consent to the use of this opinion as an exhibit to the above-captioned Registration Statement and to my being named as an expert under "Experts" therein.


                                 Very truly yours,


                                 /s/ Edwin L. Kerr
                                 Edwin L. Kerr, Counsel
                                 PHL Variable Insurance Company